                                                                 EXHIBIT (b)(2)



                     [BEAR, STEARNS & CO. INC. LETTERHEAD]


                                                      May 8, 1998


Key Energy Group, Inc.
Two Tower Center
Twentieth Floor
East Brunswick, NJ  08816

Attention:     Mr. Francis D. John
               Chairman and Chief Executive Officer

Gentlemen:

         We are pleased to set forth the terms of the retention of Bear, Stearns & Co. Inc. ("Bear Stearns") by Key Energy Group, Inc. (collectively with its affiliates, the "Acquiror").

         1. Bear Stearns will assist the Acquiror as its exclusive financial advisor and agent in connection with any Transaction (as such term is defined below) with or involving Dawson Production Services, Inc. (the "Company"). As used in this Agreement, the term "Transaction" shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, or combined with, the Acquiror or (b) the acquisition, directly or indirectly, by the Acquiror, in a single transaction or a series of transactions, of (i) a majority of the assets or operations of the Company or
(ii) a majority of the outstanding or newly-issued shares of the Company's capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock) (such capital stock and other securities, options, warrants and other rights being collectively referred to as "Company Securities") (whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise). The term "Acquiror" includes (i) any person acting together with the Acquiror pursuant to a written agreement or otherwise and (ii) any corporation, partnership or other entity formed by the Acquiror, its shareholders or its affiliates (whether or not the Acquiror, its shareholders or its affiliates own a majority of the equity interests of such corporation, partnership or entity) for the purpose of entering into a Transaction with the Company (any such corporation, partnership or entity being hereinafter referred to separately as "Newco"). Bear Stearns' services will include advice on valuation and structuring of any Transaction, assisting the Acquiror in the Acquiror's efforts to obtain financing for a Transaction and assisting the Acquiror in negotiations with the Company.
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Key Energy Group
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         2.    In connection with Bear Stearns' activities on the Acquiror's behalf, the Acquiror agrees to cooperate with Bear Stearns and will furnish to, or will cause to be furnished to, Bear Stearns any and all information and data concerning the Acquiror, any Transaction and, to the extent available to the Acquiror, the Company (the "Information") which Bear Stearns deems appropriate and will provide Bear Stearns with access to the Acquiror's officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. To the extent that the Acquiror has access to the officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors of the Company, it will provide such access to Bear Stearns. The Acquiror represents and warrants that all Information (a) made available to Bear Stearns, the Company or any Agency by the Acquiror or (b) contained in any filing by the Acquiror with any court or governmental or regulatory agency, commission or instrumentality (each, an "Agency") with respect to any Transaction will, at all times during the period of the engagement of Bear Stearns hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Acquiror further represents and warrants that any projections or other Information provided by it to Bear Stearns, the Company or any Agency will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Acquiror acknowledges and agrees that, in rendering its services hereunder, Bear Stearns will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Bear Stearns) without any obligation for the independent verification thereof by Bear Stearns or independent appraisal by Bear Stearns of any of the Acquiror or the Company's assets. Bear Stearns does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Acquiror, the Company or any Transaction.

         3. In consideration of our services pursuant to this Agreement, Bear Stearns shall be entitled to receive, and the Acquiror agrees to pay, Bear Stearns, the following compensation:

               (a) Upon execution of this Agreement, the Acquiror shall pay to Bear Stearns an initial fee (the "Initial Fee") in the amount of $150,000. The Initial Fee shall be credited against any compensation payable under subparagraphs 3(d), 3(e), and 3(f).

               (b) Upon the earlier of (i) the execution by the Acquiror and the Company of an agreement in principle or definitive agreement with respect to a Transaction; (ii) a public announcement or disclosure by the Acquiror concerning a proposed Transaction, including the announcement of the commencement of a tender offer for Company Securities; or
                    (iii) the first use by the Acquiror of Bear Stearns' name in any press release or other publicly available document or in any communication to the Company, its Board of Directors or shareholders or in any filing (whether or not publicly
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May 8, 1998
Page 3

                    available) with any Agency, the Acquiror shall pay to Bear Stearns a commencement fee (the "Commencement Fee") of $350,000. The Commencement Fee shall be credited against any compensation payable under subparagraph 3(d), 3(e), and 3(f).

               (c) If a Transaction has not been consummated prior to September 1, 1998 and Bear Stearns is still providing advisory services to the Acquiror related to a Transaction, the Acquiror shall pay to Bear Stearns on September 1, 1998 an additional fee of $200,000 (the "Continuing Fee"). In addition, the Acquiror shall pay to Bear Stearns an additional Continuing Fee of $200,000 each three months thereafter (i.e., December 1, 1998, March 1, 1999, etc.) as long as Bear Stearns is still providing advisory services to the Acquiror related to a Transaction. Any Continuing Fee paid shall be credited against any compensation payable under subparagraph 3(d), 3(e), and 3(f).

               (d) If a Transaction is consummated following commencement by the Acquiror of a tender offer to acquire the Company's equity securities in the absence of a signed definitive agreement with the Company, then the Acquiror shall pay Bear Stearns, immediately upon such consummation, a transaction fee (the "Transaction Fee") equal to 0.8750% of the Company's Enterprise Value (as defined below). If a Transaction is consummated on any other basis, then the Acquiror shall pay Bear Stearns a Transaction Fee equal to 0.7083% of the Company's Enterprise Value. Any fees paid pursuant to subparagraphs 3(a), 3(b), and 3(c) shall be credited against the Transaction Fee contemplated by this subparagraph 3(d). For purposes of this subparagraph 3(d), Enterprise Value shall equal the value of the total consideration paid by the Acquiror in respect of (i) assets or operations of the Company, (ii) Company Securities, and (iii) the assumption, directly or indirectly (by operation of law or otherwise) of indebtedness (including, without limitation, indebtedness secured by assets of the Company) and including indebtedness of the Company that remains on its (or a successor's) balance sheet following a Transaction, and/or repayment of indebtedness (including the cost of any "premium" paid to repay the indebtedness) less any Cash existing on the Company's balance sheet upon consummation of a Transaction.

                    In the event a Transaction is consummated in one or more steps, including, without limitation, by way of a second-step merger, any additional consideration paid or to be paid in any subsequent step in the Transaction in respect of (x) assets or operations of the Company, (y) Company Securities and (z) the assumption, directly or indirectly (by operation of law or otherwise) of indebtedness (including, without limitation, indebtedness
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Key Energy Group
May 8, 1998
Page 4

                    secured by assets of the Company) and including indebtedness of the Company that remains on its (or a successor's) balance sheet following a Transaction, and/or repayment of indebtedness (including the cost of any "premium" paid to repay the indebtedness) less any Cash existing on the Company's balance sheet upon consummation of a Transaction shall be included for purposes of calculating Bear Stearns' fee pursuant to this subparagraph 3(d). If all or a portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Acquiror's Board of Directors and Bear Stearns. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation of the Transaction, then the value of such securities shall be determined by the closing or last sales price thereof on the date of the consummation of the Transaction; provided, however, that if such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or other rights for which no public trading market existed prior to the consummation of the Transaction, then the value of such securities shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Transaction.
                    In such event, the fee payable to Bear Stearns pursuant to this subparagraph 3(d) shall be paid on the 30th trading day subsequent to consummation of the Transaction. If no public trading market exists for the common stock, options, warrants or other rights issued in the Transaction, then the value of such securities shall be as mutually agreed upon in good faith by Acquiror's Board of Directors and Bear Stearns. If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), then the value thereof shall be the fair market value, as mutually agreed upon in good faith by the Acquiror's Board of Directors and Bear Stearns. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Acquiror shall pay to Bear Stearns, upon consummation of such Transaction, an additional cash fee, determined in accordance with this subparagraph 3(d), based upon the present value of the reasonably expected maximum amount of such contingent future payments (as such amount is determined in good faith between the Acquiror and Bear Stearns) using a discount rate of 10%. However, in the event of an installment purchase at a fixed price and a fixed time schedule, the Acquiror agrees to pay Bear Stearns, upon consummation of the Transaction, a cash fee determined in accordance with this subparagraph 3(d) based upon the present value of
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Key Energy Group
May 8, 1998
Page 5

                    such installment payments using a discount rate of 10%.

               (e) If a Transaction is not consummated but the Acquiror receives a "break-up" fee or any other payment as a result of the termination or cancellation of the Acquiror's efforts to effect a Transaction, a judgment for damages or an amount in settlement of any dispute relating to a Transaction, or the Acquiror's investment in the Company, or any payment from the Company not otherwise described in this paragraph 3, then the Acquiror shall pay to Bear Stearns a cash fee equal to 20% of such fee, payment, judgment or amount. Notwithstanding the above, the sum of payments received under subparagraphs 3(a), 3(b), 3(c), 3(e), and 3(f) shall in no event exceed the amount contemplated by subparagraph 3(d).

               (f) If a Transaction is not consummated, upon the sale, exchange, transfer or other disposition, in a single transaction or a series of transactions (including, without limitation, a merger, consolidation or other business combination of the Company with a third party) (each, a "Disposition"), of Company Securities beneficially owned at the time of such Disposition by the Acquiror, then the Acquiror shall pay to Bear Stearns an additional cash fee equal to the product resulting from multiplying (i) 0.20 by (ii) the excess, if any, of
                    (A) the sum of (x) the aggregate consideration received by the Acquiror upon the Disposition of such Company Securities, (y) the aggregate amount of dividends and interest received by the Acquiror in respect of such Company Securities prior to the Disposition and (z) any payments to the Acquiror in consideration of or in cash settlement of any option or other right to purchase Company Securities and any other Distributions (as such term is defined below) received by the Acquiror in respect of such Company Securities prior to Disposition over (B) the sum of (a) the aggregate purchase price paid by the Acquiror for the Company Securities involved in such Disposition, (b) any brokerage commissions paid by the Acquiror in connection with the purchase and sale of such Company Securities and (c) the Acquiror's fees and expenses relating to the Transaction (other than pursuant to this subparagraph 3(f)). The obligation to make payment to Bear Stearns under this subparagraph 3(f) shall arise as, when and if Company Securities are sold, exchanged, transferred or otherwise disposed of representing 10% of the aggregate number of Company Securities beneficially owned by the Acquiror at the time immediately preceding the first Disposition of Company Securities by the Acquiror, but the payment of the cash fee provided for in this subparagraph 3(f) shall be in respect of all such Company Securities disposed of by the Acquiror. To the extent not theretofore paid, all amounts payable to Bear Stearns under this subparagraph 3(f) shall be paid not later than ten days after the closing of the Disposition in which the 10% level is reached with
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Key Energy Group
May 8, 1998
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                    respect to fees due on such Disposition and
                    prior Dispositions. Thereafter, any amounts payable to Bear Stearns shall be paid by the last day of each 30-day period thereafter with respect to all Dispositions made during the preceding 30-day period. In the event a Transaction is not consummated within 180 days of the Share Purchase Date (as defined below) and the Acquiror continues to beneficially own any Company Securities, or in the event the Company has completed a recapitalization or exchange or repurchase of Company Securities or paid an extraordinary distribution, dividend or other payment (a "Distribution"), then the Acquiror shall pay Bear Stearns an additional cash fee, upon the 186th day, calculated in accordance with this subparagraph 3(f) as if such Company Securities had been subject to a Disposition on the 181st day, unless a Distribution has been theretofore publicly announced but has not yet been completed or paid, in which event such date shall be extended until the fifth business day after such Distribution is completed or made. For the purpose of the calculation contemplated by the immediately preceding sentence, the consideration deemed to have been received by the Acquiror for such Company Securities shall be equal to the sum of (X) the aggregate market value of the Company Securities beneficially owned by the Acquiror as of the 181st day after the Share Purchase Date (or such later date as to which payment has been extended by Bear Stearns in accordance with the immediately preceding sentence, as the case may be) (based on the closing price of such Company Securities on such 181st or later date), plus (Y) the total amount of dividends, interest, Distributions, payments and other consideration received by the Acquiror subsequent to the date hereof in respect of such Company Securities or in respect of securities issued in a Distribution. In the event such dividends, interest, Distributions, payments or other consideration received by the Acquiror is other than cash, the value of such dividends, interest, Distributions, payments or other consideration shall be the value thereof as determined in good faith by Bear Stearns and the Acquiror. Notwithstanding the above, the sum of payments received under subparagraphs 3(a), 3(b), 3(c), 3(e), and 3(f) shall in no event exceed the amount contemplated by subparagraph 3(d). For purposes of this subparagraph 3(f), Share Purchase Date shall be the date on which the Acquiror owns more than 1.0% of the shares outstanding of the Company.

               (g) Bear Stearns shall be entitled to the fees enumerated in any preceding subparagraph of this paragraph 3 (i) upon the occurrence, during the term, or within the Extension Period (as defined below) after the date of termination, of this Agreement, of any event specified in any such subparagraph or (ii) upon the occurrence of any event specified in any such subparagraph with respect to which an agreement by the Acquiror was executed during the term or within the Extension Period (as defined below)
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Key Energy Group
May 8, 1998
Page 7

                    after the date of termination of this Agreement. For purposes of this subparagraph 3(g), Extension Period shall be eighteen months except if the Acquiror achieves Board Majority Control (as defined below) in the absence of a Transaction, in which case the Extension Period shall be two years. For purposes of this subparagraph 3(g), Board Majority Control shall refer to the election or appointment of nominees, designees or representatives of the Acquiror to the Board of Directors of the Company so that such nominees, designees or representatives represent, in the aggregate, at least a majority of such Board of Directors

        4. Subsequent to the execution of this Agreement, the first time the Acquiror requires a Financing (as defined), to consummate a Transaction or otherwise, Bear Stearns shall have the right to act as the Acquiror's co-lead managing underwriter (or placement agent) and joint book-running manager in connection with raising such Financing, subject to approval of Bear Stearns' Commitment Committee (and Executive Committee, if required) and the good faith negotiation of customary and mutually acceptable terms and conditions. For purposes of this paragraph 4, Financing shall include the issuance of debt, equity, or convertible securities, raised through either the public markets or through a private placement, and may include either registered or unregistered securities, but excludes credit facilities and amortizing debt issued through banks.

        5. In addition to the fees described in paragraph 3 above, the Acquiror agrees to promptly reimburse Bear Stearns, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Bear Stearns (including reasonable fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns) in connection with the matters contemplated by this Agreement.

         6. The Acquiror agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive the termination, expiration or supersession of this Agreement.

         7. This Agreement shall terminate on May 4, 2000. In addition, either party hereto may terminate this Agreement at any time upon written notice, without liability or continuing obligation except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Bear Stearns up to the date of termination or completion, as the case may be, (ii) any compensation to be earned by Bear Stearns after termination pursuant to paragraph 3 hereof, (iii) the reimbursement of expenses incurred by Bear Stearns up to the date of termination or completion, as the case may be, (iv) the provisions of paragraphs 3-14, inclusive, of this Agreement and
(v) the attached Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect.

         8. The validity and interpretation of this Agreement shall be governed by, and
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Key Energy Group
May 8, 1998
Page 8

construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Acquiror irrevocably submits to the jurisdiction of any court of the State of New York or the United State District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Acquiror and (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that the Acquiror has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Acquiror hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this Agreement other than in such court. The Acquiror hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Acquiror is not personally subject to the jurisdiction of any such court, (b) the Acquiror is immune from any legal process (whether through service or notice, attachment prior to judgment attachment in aid of execution, execution or otherwise) with respect to the Acquiror or its property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

         9. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

         10. Each of the Acquiror and Bear Stearns (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Transaction). Each of the Acquiror and Bear Stearns hereby certifies that no representative or agent of the other party has represented expressly or otherwise that such party would not seek to enforce the provisions of this waiver. Further, each of the Acquiror and Bear Stearns acknowledges that each party has been induced to enter this Agreement by, inter, alia, the provisions of this paragraph.

         11. If it is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

         12. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or addition hereto shall be
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Key Energy Group
May 8, 1998
Page 9

binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

         13. The Acquiror has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby (including, without limitation, the Transaction). This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Acquiror and has duly executed and delivered by the Acquiror and constitutes a legal, valid and binding agreement of the Acquiror, enforceable in accordance with its terms.

         14. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those who may be entitled thereto by virtue of paragraph 6 and the Indemnification Provisions hereof. The Acquiror acknowledges and agrees that: (i) Bear Stearns is being retained to assist the Acquiror in its efforts to effect a Transaction and that Bear Stearns is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Transaction and (ii) Bear Stearns is acting as an independent contractor and is not and shall not be construed as a fiduciary of the Acquiror and shall have no duties or liabilities to the equity holders or creditors of the Acquiror or any other person by virtue of this Agreement or the retention of Bear Stearns hereunder, all of which are hereby expressly waived. The Acquiror also agrees that Bear Stearns shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of Bear Stearns) (whether direct or indirect, in contract, tort or otherwise) to the Acquiror or to any person (including, without limitation, equity holders and creditors of the Acquiror) claiming through the Acquiror for or in connection with the engagement of Bear Stearns, this Agreement and the transactions contemplated hereby (including, without limitation, any Transaction), except to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns. The Acquiror acknowledges that Bear Stearns was induced to enter into this Agreement by inter, alia, the provisions of this paragraph.

         15. The Acquiror expressly acknowledges that all opinions and advice (written or oral) given by Bear Stearns to the Acquiror in connection with Bear Stearns' engagement are intended solely for the benefit and use of the Acquiror in considering the Transaction and the Acquiror agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Bear Stearns be made in writing by the Acquiror, without the prior written consent of Bear Stearns, which consent shall not be unreasonably withheld.

         16. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.


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Key Energy Group
May 8, 1998
Page 10

         If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                                Very truly yours,


                                                BEAR, STEARNS & CO. INC.



                                                By: /s/ Anthony J. Magro
                                                  ------------------------
                                                  Managing Director

Confirmed and Agreed to
this 11th day of 1998:

Key Energy Group, Inc.




By: /s/ Stephen E. McGregor
   --------------------------
    Name: Stephen E. McGregor
    Title: EVP & CFO

                          INDEMNIFICATION PROVISIONS


         The Acquiror (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Bear Stearns, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Bear Stearns is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) Bear Stearns' acting for the Acquiror, including, without limitation, any act or omission by Bear Stearns in connection with its acceptance of or the performance or non-performance of its obligations under the agreement dated May 8, 1998 between Bear Stearns and Key Energy Group, Inc., as it may be amended from time to time (the "Agreement"), (b) any Transaction or Disposition (as such terms are defined in the Agreement), or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, any filing with any Agency (as such term is defined in the Agreement) or similar statements or omissions in or from any information furnished by the Acquiror to Bear Stearns, the Company (or its Board of Directors or shareholders) or any other person in connection with a Transaction or Disposition; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns.

         These Indemnification Provisions shall be in addition to any liability which the Acquiror may otherwise have to Bear Stearns or the persons indemnified below in this sentence and shall extend to the following:
The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding or investigation is commenced, as to which Bear Stearns proposes to demand indemnification, it shall notify the Acquiror with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Acquiror shall not relieve the Acquiror from its obligations hereunder. Bear Stearns shall have the right to retain counsel of its own choice to represent it, and the Acquiror shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Acquiror and any counsel designated by the Acquiror. The Acquiror shall be liable for any settlement of any claim against Bear Stearns made with the Acquiror's written consent, which consent shall not be unreasonably withheld. The Acquiror shall not, without the prior written consent of Bear Stearns, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Bear Stearns of an unconditional and irrevocable release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Acquiror, on the one hand, and Bear Stearns, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Acquiror, on the one hand, and Bear Stearns, on the other hand, and also the relative fault of the Acquiror, on the one hand, and Bear Stearns, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Bear Stearns shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Bear Stearns pursuant to the Agreement.

         Neither termination nor completion of the engagement of Bear Stearns referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.